Exhibit 99.1
DOLE FOOD COMPANY, INC. CONFIRMS FINE BY THE EUROPEAN
COMMISSION IN EU BANANAS INVESTIGATION
WESTLAKE VILLAGE, California — OCTOBER 15, 2008. Dole Food Company, Inc. today confirmed that the European Commission has adopted a decision against Dole and its German subsidiary, Dole Fresh Fruit Europe OHG. As stated in the European Commission’s press release issued today, the Commission’s decision imposes fines against a number of EU banana importers, with its finding of certain anticompetitive information exchanges in the EU banana market. This fine follows Commission investigations that began in June 2005 and a Statement of Objections issued on July 20, 2007.
     The Commission’s decision imposes a total fine of 45.6 million Euro against Dole. Under the Commission’s Fining Guidelines, Dole faced a potential fine of up to 10% of its worldwide revenues ($693 million). The Company has not yet received the full text of the Commission decision.
     The Company believes that it has not violated the European competition laws, and it intends to appeal this decision and the fine imposed.
     Dole, with 2007 net revenues of $6.93 billion, is the world’s largest producer and marketer of high-quality fresh fruit and fresh vegetables, and is the leading producer of organic bananas. Dole markets a growing line of packaged and frozen foods and is a produce industry leader in nutrition education and research.
     This release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Forward looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms such as “may,” “will,” “expects,” “believes,” “intends,” “anticipates” and similar expressions. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include weather-related phenomena; market responses to industry volume pressures; product and raw materials supplies and pricing; energy supply and pricing; changes in interest and currency exchange rates; economic crises and security risks in developing countries; international conflict; and quotas, tariffs and other governmental actions. Further information on the factors that could affect Dole’s financial results is included in its SEC filings, including its Annual Report on Form 10-K.